Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
Al Scott                    Mark Nogal
Media Relations          Investor Relations
(847) 402-5600                (847) 402-2800

Allstate Raising Insurance Prices Given Cost Inflation
Higher Injury Claim Costs Reflected in Reserve Increases

NORTHBROOK, Ill., November 2, 2022 – The Allstate Corporation (NYSE: ALL) today reported financial results for the third quarter of 2022.

The Allstate Corporation Consolidated Highlights
	Three months ended September 30,			Nine months ended September 30,
($ in millions, except per share data and ratios)	2022	2021	% / pts Change	2022	2021	% / pts Change
Consolidated revenues	$13,208	$12,480	5.8%	$37,765	$37,577	0.5%
Net income (loss) applicable to common shareholders	(694)	508	NM	(1,106)	695	NM
per diluted common share (1)	(2.58)	1.71	NM	(4.04)	2.30	NM
Adjusted net income (loss)*	(420)	217	NM	97	3,237	(97.0)%
per diluted common share* (1)	(1.56)	0.73	NM	0.35	10.70	(96.7)
Return on Allstate common shareholders’ equity (trailing twelve months)
Net income applicable to common shareholders				(1.6)%	13.2%	(14.8)
Adjusted net income*				4.3%	21.2%	(16.9)
Common shares outstanding (in millions)				265.9	288.0	(7.7)
Book value per common share				58.35	84.62	(31.0)
Property-Liability insurance premiums earned	11,157	10,159	9.8	32,529	30,064	8.2
Property-Liability combined ratio
Recorded	111.6	105.3	6.3	105.8	94.8	11.0
Underlying combined ratio*	96.4	90.4	6.0	93.6	84.5	9.1
Catastrophe losses	763	1,269	(39.9)	2,333	2,811	(17.0)
Total policies in force (in thousands)				185,007	191,856	(3.6)
(1) In periods where a net loss or adjusted net loss is reported, weighted average shares for basic earnings per share is used for calculating diluted earnings per share because all dilutive potential common shares are anti-dilutive and are therefore excluded from the calculation.
*     Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are denoted with an asterisk and defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.
NM = not meaningful

“Allstate’s operational excellence and financial strength enabled us to navigate a difficult economic environment while serving customers, adapting to significant cost increases and executing profitable growth strategies,” said Tom Wilson, Chair, President and CEO of The Allstate Corporation. “Revenues increased to $13.2 billion for the quarter due to a 9.8% growth in Property-Liability earned premiums largely due to higher average premiums for auto and home insurance and a 7.2% increase in Protection Services revenue. Auto and home insurance prices continue to be increased, reflecting cost inflation with Allstate brand increases of 10.4% and 13.3% respectively, being effective in 2022. Plans to reduce personal lines insurance in states with unacceptable auto and home insurance margins are being expanded. Additionally, we are exiting commercial and shared economy insurance markets that comprise

55% of commercial premiums. The net loss of $694 million reflected a small underlying underwriting margin that was more than offset by prior year reserve increases and a $199 million valuation decline in public equity related investments in the quarter. Prior year reserves, excluding catastrophes, were increased by $875 million, primarily due to higher expected settlements with non-customer claimants reflecting more severe accidents and higher medical and litigation costs. Adjusted net income* was a loss of $420 million for the quarter.”

“Excellent progress was also made in executing the strategy to increase Property-Liability market share and expand protection offerings to customers,” continued Wilson. “Customer value for auto and homeowners insurance will be increased through further cost reductions and sophisticated pricing. Expanded customer access is being achieved with growth through independent agents. While Allstate branded direct sales and marketing investment have been reduced given current auto insurance profitability, execution capabilities were improved. Growth strategies for Health and Benefits, Protection Plans and Identity Protection also advanced. Allstate’s capital position is strong, enabling us to provide cash returns to shareholders of $2.8 billion year-to-date through dividends and share repurchases," concluded Wilson.

Third Quarter 2022 Results

•Total revenues of $13.2 billion in the third quarter of 2022 increased 5.8% compared to the prior year quarter reflecting a 9.8% increase in Property-Liability earned premium, partially offset by net losses on investments and derivatives in 2022 compared to net gains in 2021 and lower net investment income.

•Net loss applicable to common shareholders was $694 million in the third quarter of 2022 compared to income of $508 million in the prior year quarter, primarily due to an underwriting loss and equity valuation declines.

•Adjusted net loss* was $420 million, or $1.56 per diluted share, compared to adjusted net income* of $217 million generated in the prior year quarter. The decline reflects increased claims severity, higher unfavorable prior year reserve reestimates and lower net investment income.

Property-Liability Results
	Three months ended September 30,			Nine months ended September 30,
($ in millions, except ratios)	2022	2021	% / pts Change	2022	2021	% / pts Change
Premiums earned	$11,157	$10,159	9.8%	$32,529	$30,064	8.2%
Allstate Brand	9,517	8,774	8.5	27,816	26,201	6.2
National General	1,640	1,385	18.4	4,713	3,863	22.0

Underwriting income (loss)	(1,292)	(534)	NM	(1,876)	1,552	NM
Allstate Brand	(1,049)	(311)	NM	(1,623)	1,618	NM
National General	(124)	(112)	10.7	(133)	41	NM

Recorded combined ratio	111.6	105.3	6.3	105.8	94.8	11.0
Allstate Protection auto	117.4	102.3	15.1	109.3	92.4	16.9
Allstate Protection homeowners	91.2	111.0	(19.8)	94.2	100.2	(6.0)

Underlying combined ratio*	96.4	90.4	6.0	93.6	84.5	9.1
Allstate Protection auto	104.0	97.6	6.4	101.7	89.9	11.8
Allstate Protection homeowners	74.6	71.6	3.0	71.4	69.6	1.8

•Property-Liability earned premium of $11.2 billion increased 9.8% in the third quarter of 2022 compared to the prior year quarter, driven primarily by higher average premiums and policies in force growth. The recorded combined ratio of 111.6 was 6.3 points higher than the prior year quarter and generated an underwriting loss of $1.3 billion.

◦The underwriting loss was primarily driven by adverse prior year reserve reestimates, primarily in auto insurance bodily injury coverage and higher current report year claim severities across injury and physical damage coverages. This was partially offset by higher earned premiums.

◦Prior year reserve reestimates, excluding catastrophes, were strengthened $875 million in the third quarter of 2022. This included $643 million related to personal auto insurance, $120 million related to Run-off property-liability following our annual review of environmental and asbestos exposures, $63 million related to commercial lines and $51 million related to personal homeowners insurance.

◦The underlying combined ratio* of 96.4 in the third quarter of 2022 was 6.0 points above the prior year quarter, reflecting higher auto and homeowners insurance loss ratios.

◦The expense ratio of 22.6 in the third quarter decreased 2.5 points compared to the third quarter of 2021, mainly from lower advertising expenses and the impact of amortization of deferred acquisition costs.

◦Allstate Protection auto insurance earned premium increased 9.2%, driven by higher average premiums from rate increases and policies in force growth of 1.9% compared to the prior year quarter. Policies in force growth was driven by National General, including the SafeAuto acquisition, which was partially offset by a reduction in the Allstate brand. Allstate brand auto net written premium growth of 9.0% compared to the prior year quarter reflects a 10.4% increase in average gross written premium driven by rate increases implemented throughout the year. Allstate brand implemented auto rate increases in 19 locations in the third quarter at an average of 14.0%, or 4.7% on total premiums, bringing the year-to-date impact to 10.8% on total premiums and the trailing twelve-month impact to 13.7%. We expect to continue to pursue rate increases for the balance of 2022 and into 2023 to improve auto insurance profitability.

The recorded auto insurance combined ratio of 117.4 in the third quarter of 2022 was 15.1 points above the prior year quarter, reflecting 8.5 points of adverse prior year reserve reestimates, excluding catastrophes, primarily related to bodily injury claims across multiple report years. This reflects increased severity of third-party bodily injury claims and higher medical and litigation costs.

The underlying combined ratio* of 104.0 was 6.4 points above the prior year quarter due to higher claim severity and accident frequency compared to the third quarter of 2021. Current report year claim severity was increased for bodily injury and physical damage coverages to reflect ongoing cost pressure. Physical damage severities continue to be impacted by higher costs for parts and labor in addition to the higher levels of used car prices compared to the same period in 2021. The increases to 2022 report year severity for claims reported in the first and second quarter of the year are estimated to represent 2.6 points of the third quarter underlying combined ratio. Excluding this impact, the third quarter underlying combined ratio would have been 101.4.

◦Allstate Protection homeowners insurance earned premium grew 10.1%, and policies in force increased 1.4% compared to the third quarter of 2021. Allstate brand net written premium increased 14.3% compared to the prior year quarter, driven by average premium increases of 13.3% due to inflation in insured home replacement costs and implemented rate increases, combined with policies in force growth of 1.6%. National General premiums and policies in force declined as we improve underwriting margins to targeted levels.

The recorded homeowners insurance combined ratio of 91.2 decreased 19.8 points compared to the third quarter of 2021 and generated underwriting income of $245 million in the quarter. The decrease reflects lower catastrophe losses, partially offset by higher non-catastrophe losses and unfavorable prior year reserve reestimates. Enterprise risk and return management actions and comprehensive reinsurance programs, including our stand-alone Florida property coverage, significantly mitigated net losses from Hurricane Ian. Given these actions, and a 2.6% personal property market share in Florida, estimated net losses totaled $366 million.

The underlying combined ratio* of 74.6 increased 3.0 points compared to the third quarter of 2021, driven by higher severity. Current report year incurred severity was increased in the third quarter of 2022 due to increasing labor and materials costs. The impact of higher estimated report year severity related to claims reported in the first and second quarter are estimated to represent 2.4 points of the third quarter underlying combined ratio. Excluding this impact, the third quarter underlying combined ratio would have been 72.2.

“We continue to implement a multi-faceted program to restore Property-Liability margins to targeted levels,” said Mario Rizzo, President, Property-Liability. “This includes continued increases in auto and home insurance prices, reducing expenses and adapting claims settlement practices to a high inflation environment. In addition, growth is being reduced in states and lines of business that are underperforming. At this time we will no longer write new homeowners and condominium business in California, although we will offer continuing coverage to existing customers. Commercial insurance is being exited in five states and coverage to transportation network companies will not be offered unless it utilizes telematics-based pricing. Additional actions are likely in personal auto insurance. This balanced approach enables us to serve customers while generating appropriate returns for investors,” concluded Rizzo.

Protection Services Results
	Three months ended September 30,			Nine months ended September 30,
($ in millions)	2022	2021	% / $ Change	2022	2021	% / $ Change
Total revenues (1)	$640	$597	7.2%	$1,896	$1,730	9.6%
Allstate Protection Plans	349	311	12.2	1,016	881	15.3
Allstate Dealer Services	143	129	10.9	417	382	9.2
Allstate Roadside	65	64	1.6	194	183	6.0
Arity	49	62	(21.0)	163	190	(14.2)
Allstate Identity Protection	34	31	9.7	106	94	12.8
Adjusted net income (loss)	$35	$45	$(10)	$131	$150	$(19)
Allstate Protection Plans	29	32	(3)	108	119	(11)
Allstate Dealer Services	10	7	3	27	25	2
Allstate Roadside	1	1	—	4	7	(3)
Arity	(2)	1	(3)	(4)	4	(8)
Allstate Identity Protection	(3)	4	(7)	(4)	(5)	1
(1) Excludes net gains and losses on investments and derivatives

•Protection Services revenues increased to $640 million in the third quarter of 2022, 7.2% higher than the prior year quarter, primarily due to Allstate Protection Plans and Allstate Dealer Services, partially offset by a decline at Arity. Adjusted net income of $35 million decreased by $10 million compared to the prior year quarter, primarily due to Allstate Identity Protection.

◦Allstate Protection Plans revenue of $349 million increased $38 million, or 12.2%, compared to the prior year quarter, reflecting higher earned premium. Adjusted net income of $29 million in the third quarter of 2022 was $3 million lower than the prior year quarter due to increased severity on appliance repair and investments in growth.

◦Allstate Dealer Services revenue of $143 million was 10.9% higher than the third quarter of 2021. Adjusted net income of $10 million in the third quarter was $3 million higher than the prior year quarter driven by lower operating expenses.

◦Allstate Roadside revenue of $65 million in the third quarter of 2022 increased 1.6% compared to the prior year quarter, driven by increased pricing. Adjusted net income was flat to the prior year quarter.

◦Arity revenue of $49 million decreased $13 million compared to the prior year quarter, due to reductions in insurance client advertising. Adjusted net loss of $2 million in the third quarter of 2022 was $3 million worse than the prior year quarter driven by lower revenue. Arity continues to expand its data acquisition platform with almost one trillion miles of traffic data being used to serve an increasing number of insurance and third-party application customers.

◦Allstate Identity Protection revenue of $34 million in the third quarter of 2022 increased 9.7% compared to the prior year quarter, due to new client launches and increased participation rates at existing clients. Adjusted net loss was $3 million, primarily driven by investments in growth and technology, compared to income of $4 million in the third quarter of 2021, which included a one-time expense benefit.

Allstate Health and Benefits Results
	Three months ended September 30,			Nine months ended September 30,
($ in millions)	2022	2021	% Change	2022	2021	% Change
Premiums and contract charges	$463	$460	0.7%	$1,398	$1,362	2.6%
Employer voluntary benefits	257	251	2.4	780	769	1.4
Group health	96	90	6.7	285	260	9.6
Individual health	110	119	(7.6)	333	333	—
Adjusted net income	54	33	63.6	172	160	7.5

•Allstate Health and Benefits premiums and contract charges increased 0.7% compared to the prior year quarter, as growth in group health and employer voluntary benefits was partially offset by a reduction in individual health. Adjusted net income of $54 million in the third quarter of 2022 increased $21 million compared to the third quarter of 2021, reflecting an improved benefit ratio and lower restructuring charges.

Allstate Investment Results
	Three months ended September 30,			Nine months ended September 30,
($ in millions, except ratios)	2022	2021	$ / pts Change	2022	2021	$ / pts Change
Net investment income	$690	$764	$(74)	$1,846	$2,446	$(600)
Market-based investment income (1)	402	352	50	1,093	1,061	32
Performance-based investment income (1)	335	437	(102)	877	1,464	(587)
Net gains (losses) on investments and derivatives	(167)	105	(272)	(1,167)	818	(1,985)
Change in unrealized net capital gains and losses, pre-tax	(1,009)	(302)	(707)	(4,506)	(1,352)	(3,154)
Total return on investment portfolio	(0.8)%	1.0%	(1.8)	(6.4)%	3.3%	(9.7)
Total return on investment portfolio (trailing twelve months)				(5.3)%	6.0%	(11.3)
(1)Investment expenses are not allocated between market-based and performance-based portfolios with the exception of investee level expenses.

•Allstate Investments $61.0 billion portfolio generated net investment income of $690 million in the third quarter of 2022, a decrease of $74 million from the prior year quarter, driven by lower performance-based income.

◦Market-based investment income was $402 million in the third quarter of 2022, an increase of $50 million, or 14.2%, compared to the prior year quarter reflecting an increase in the fixed income portfolio yield, which has benefited from reinvesting at higher interest rates.

◦Performance-based investment income totaled $335 million in the third quarter of 2022, a decrease of $102 million compared to a strong prior year quarter. Three individual investments generated 97% of performance-based income in the third quarter 2022, which coupled with positive valuations on real estate and other asset classes, more than offset the negative valuation changes for private equity funds.
◦Net losses on investments and derivatives were $167 million in the third quarter of 2022, compared to gains of $105 million in the prior year quarter, primarily due to declines in the valuation of equity investments and losses on the sales of fixed income securities. Partially offsetting the net losses were gains on derivatives used to shorten the bond portfolio duration, which began in 2021 to reduce exposure to inflation and higher interest rates.
◦Unrealized net capital gains and losses declined $1.0 billion in the third quarter of 2022 and $4.5 billion year-to-date, as higher interest rates and credit spreads resulted in lower fixed income valuations. Investment portfolio risk to inflation was reduced by shortening the fixed income portfolio duration from 4.6 years on September 30, 2021, to 3.0 years on September 30, 2022 through the sale of bonds and use of derivatives. These actions mitigated the valuation decline in the fixed income portfolio by approximately $2 billion this year.

◦Total return on the investment portfolio was a negative 0.8% for the third quarter of 2022 and negative 6.4% for the nine months ended September 30, 2022.

Proactive Capital Management

“Allstate’s capital position and liquidity remain strong with $4.5 billion of parent holding company deployable assets,” said Jess Merten, Chief Financial Officer. “This enables us to navigate the challenging inflationary environment, invest in Transformative Growth and provide cash returns to shareholders. In the third quarter we returned $897 million to common shareholders through a combination of $665 million in share repurchases and $232 million in common shareholder dividends. We have $1.2 billion remaining on our current $5 billion share repurchase authorization, which is expected to be completed after the first quarter of 2023 as we moderate the pace of share repurchases,” concluded Merten.

Visit www.allstateinvestors.com for additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be at 9 a.m. ET on Thursday, November 3. Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

($ in millions, except par value data)	September 30, 2022	December 31, 2021
Assets
Investments
Fixed income securities, at fair value (amortized cost, net $45,468 and $41,376)	$41,715	$42,136
Equity securities, at fair value (cost $4,652 and $6,016)	4,723	7,061
Mortgage loans, net	833	821
Limited partnership interests	7,907	8,018
Short-term, at fair value (amortized cost $4,031 and $4,009)	4,030	4,009
Other investments, net	1,798	2,656
Total investments	61,006	64,701
Cash	786	763
Premium installment receivables, net	9,150	8,364
Deferred policy acquisition costs	5,273	4,722
Reinsurance and indemnification recoverables, net	9,961	10,024
Accrued investment income	389	339
Deferred income taxes	492	—
Property and equipment, net	1,008	939
Goodwill	3,502	3,502
Other assets, net	6,109	6,086
Total assets	$97,676	$99,440
Liabilities
Reserve for property and casualty insurance claims and claims expense	$36,529	$33,060
Reserve for future policy benefits	1,276	1,273
Contractholder funds	909	908
Unearned premiums	22,026	19,844
Claim payments outstanding	1,196	1,123
Deferred income taxes	—	833
Other liabilities and accrued expenses	10,212	9,296
Long-term debt	7,967	7,976
Total liabilities	80,115	74,313
Equity
Preferred stock and additional capital paid-in, $1 par value, 25 million shares authorized, 81.0 thousand shares issued and outstanding, $2,025 aggregate liquidation preference	1,970	1,970
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 266 million and 281 million shares outstanding	9	9
Additional capital paid-in	3,765	3,722
Retained income	51,490	53,294
Treasury stock, at cost (634 million and 619 million shares)	(36,518)	(34,471)
Accumulated other comprehensive income:
Unrealized net capital gains and losses	(2,927)	598
Unrealized foreign currency translation adjustments	(150)	(15)
Unamortized pension and other postretirement prior service credit	34	72
Total accumulated other comprehensive income	(3,043)	655
Total Allstate shareholders’ equity	17,673	25,179
Noncontrolling interest	(112)	(52)
Total equity	17,561	25,127
Total liabilities and equity	$97,676	$99,440

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

($ in millions, except per share data)	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021

Revenues
Property and casualty insurance premiums	$11,661	$10,615	$34,004	$31,366
Accident and health insurance premiums and contract charges	463	460	1,398	1,362
Other revenue	561	536	1,684	1,585
Net investment income	690	764	1,846	2,446
Net gains (losses) on investments and derivatives	(167)	105	(1,167)	818
Total revenues	13,208	12,480	37,765	37,577

Costs and expenses
Property and casualty insurance claims and claims expense	10,073	8,264	27,262	21,514
Shelter-in-Place Payback expense	—	—	—	29
Accident, health and other policy benefits	263	277	801	771
Amortization of deferred policy acquisition costs	1,682	1,582	4,913	4,650
Operating costs and expenses	1,842	1,890	5,594	5,304
Pension and other postretirement remeasurement (gains) losses	79	40	91	(404)
Restructuring and related charges	14	23	27	145
Amortization of purchased intangibles	90	109	264	267
Interest expense	85	69	251	246
Total costs and expenses	14,128	12,254	39,203	32,522

(Loss) income from operations before income tax expense	(920)	226	(1,438)	5,055

Income tax (benefit) expense	(237)	20	(377)	1,008

Net (loss) income from continuing operations	(683)	206	(1,061)	4,047

Income (loss) from discontinued operations, net of tax	—	325	—	(3,272)

Net (loss) income	(683)	531	(1,061)	775

Less: Net loss attributable to noncontrolling interest	(15)	(7)	(34)	(7)

Net (loss) income attributable to Allstate	(668)	538	(1,027)	782

Less: Preferred stock dividends	26	30	79	87

Net (loss) income applicable to common shareholders	$(694)	$508	$(1,106)	$695

Earnings per common share applicable to common shareholders
Basic
Continuing operations	$(2.58)	$0.62	$(4.04)	$13.31
Discontinued operations	—	1.11	—	(10.98)
Total	$(2.58)	$1.73	$(4.04)	$2.33

Diluted
Continuing operations	$(2.58)	$0.62	$(4.04)	$13.11
Discontinued operations	—	1.09	—	(10.81)
Total	$(2.58)	$1.71	$(4.04)	$2.30

Weighted average common shares – Basic	268.7	293.1	273.5	298.1
Weighted average common shares – Diluted	268.7	297.9	273.5	302.6

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Adjusted net income is net income (loss) applicable to common shareholders, excluding:
◦Net gains and losses on investments and derivatives
◦Pension and other postretirement remeasurement gains and losses
◦Business combination expenses and the amortization or impairment of purchased intangibles
◦Income or loss from discontinued operations
◦Gain or loss on disposition of operations
◦Adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years
◦Related income tax expense or benefit of these items
Net income (loss) applicable to common shareholders is the GAAP measure that is most directly comparable to adjusted net income.
We use adjusted net income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the Company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of net gains and losses on investments and derivatives, pension and other postretirement remeasurement gains and losses, business combination expenses and the amortization or impairment of purchased intangibles, income or loss from discontinued operations, gain or loss on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items and the related tax expense or benefit of these items. Net gains and losses on investments and derivatives, and pension and other postretirement remeasurement gains and losses may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Business combination expenses, income or loss from discontinued operations and gain or loss on disposition of operations are excluded because they are non-recurring in nature and the amortization or impairment of purchased intangibles is excluded because it relates to the acquisition purchase price and is not indicative of our underlying business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, adjusted net income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine adjusted net income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Adjusted net income is used by management along with the other components of net income (loss) applicable to common shareholders to assess our performance. We use adjusted measures of adjusted net income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income (loss) applicable to common shareholders, adjusted net income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the Company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses adjusted net income as the denominator. Adjusted net income should not be considered a substitute for net income (loss) applicable to common shareholders and does not reflect the overall profitability of our business.

The following tables reconcile net income (loss) applicable to common shareholders and adjusted net income. Taxes on adjustments to reconcile net income (loss) applicable to common shareholders and adjusted net income generally use a 21% effective tax rate.

($ in millions, except per share data)	Three months ended September 30,
	Consolidated		Per diluted common share
	2022	2021	2022		2021
Net income (loss) applicable to common shareholders	$(694)	$508	$(2.58)	(1)	$1.71
Net (gains) losses on investments and derivatives	167	(105)	0.62		(0.35)
Pension and other postretirement remeasurement (gains) losses	79	40	0.29		0.13
Reclassification of periodic settlements and accruals on non-hedge derivative instruments	—	—	—		—
Business combination expenses and the amortization of purchased intangibles	90	109	0.34		0.37
Business combination fair value adjustment	—	—	—		—
(Gain) loss on disposition of operations	5	—	0.02		—
(Income) loss from discontinued operations	—	(235)	—		(0.79)
Income tax expense (benefit)	(67)	(100)	(0.25)		(0.34)
Adjusted net income (loss) *	$(420)	$217	$(1.56)	(1)	$0.73

	Nine months ended September 30,
	Consolidated		Per diluted common share
	2022	2021	2022		2021
Net income (loss) applicable to common shareholders	$(1,106)	$695	$(4.04)	(2)	$2.30
Net (gains) losses on investments and derivatives	1,167	(818)	4.23		(2.70)
Pension and other postretirement remeasurement (gains) losses	91	(404)	0.34		(1.34)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments	—	1	—		—
Business combination expenses and the amortization of purchased intangibles	264	289	0.96		0.96
Business combination fair value adjustment	—	(6)	—		(0.02)
(Gain) loss on disposition of operations	(6)	—	(0.02)		—
(Income) loss from discontinued operations	—	3,435	—		11.35
Income tax expense (benefit)	(313)	45	(1.12)		0.15
Adjusted net income (loss) *	$97	$3,237	$0.35		$10.70
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(1) Due to a net loss reported for the three months ended September 30, 2022, calculation uses weighted average shares of 268.7 million, which excludes weighted average diluted shares of 2.9 million.
(2) Due to a net loss reported for the nine months ended September 30, 2022, calculation uses weighted average shares of 273.5 million, which excludes weighted average diluted shares of 3.3 million.

Adjusted net income return on Allstate common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month adjusted net income by the average of Allstate common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on Allstate common shareholders’ equity is the most directly comparable GAAP measure. We use adjusted net income as the numerator for the same reasons we use adjusted net income, as discussed previously. We use average Allstate common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily applicable to Allstate's earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income (loss) applicable to common shareholders and return on Allstate common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on Allstate common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine adjusted net income return on Allstate common shareholders’ equity from return on Allstate common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of adjusted net income return on Allstate common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have adjusted net income return on Allstate common shareholders’ equity and return on Allstate common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. We also provide it to facilitate a comparison to our long-term adjusted net income return on Allstate common shareholders’ equity goal. Adjusted net income return on Allstate common shareholders’ equity should not be considered a substitute for return on Allstate common shareholders’ equity and does not reflect the overall profitability of our business.
The following tables reconcile return on Allstate common shareholders’ equity and adjusted net income return on Allstate common shareholders’ equity.

($ in millions)	For the twelve months ended September 30,
	2022	2021
Return on Allstate common shareholders’ equity
Numerator:
Net income applicable to common shareholders	$(316)	$3,293
Denominator:
Beginning Allstate common shareholders’ equity	$24,759	$25,293
Ending Allstate common shareholders’ equity (1)	15,703	24,759
Average Allstate common shareholders’ equity	$20,231	$25,026
Return on Allstate common shareholders’ equity	(1.6)%	13.2%

($ in millions)	For the twelve months ended September 30,
	2022	2021
Adjusted net income return on Allstate common shareholders’ equity
Numerator:
Adjusted net income *	$893	$4,829

Denominator:
Beginning Allstate common shareholders’ equity	$24,759	$25,293
Less: Unrealized net capital gains and losses	1,828	2,744
Adjusted beginning Allstate common shareholders’ equity	22,931	22,549

Ending Allstate common shareholders’ equity (1)	15,703	24,759
Less: Unrealized net capital gains and losses	(2,927)	1,828
Adjusted ending Allstate common shareholders’ equity	18,630	22,931
Average adjusted Allstate common shareholders’ equity	$20,781	$22,740
Adjusted net income return on Allstate common shareholders’ equity *	4.3%	21.2%
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(1) Excludes equity related to preferred stock of $1,970 million as of September 30, 2022 and September 30, 2021.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization or impairment of purchased intangibles (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization or impairment of purchased intangibles on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization or impairment of purchased intangibles. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves, which could increase or decrease current year net income. Amortization or impairment of purchased intangibles relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.
The following tables reconcile the respective combined ratio to the underlying combined ratio. Underwriting margin is calculated as 100% minus the combined ratio.

Property-Liability	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Combined ratio	111.6	105.3	105.8	94.8
Effect of catastrophe losses	(6.8)	(12.5)	(7.2)	(9.4)
Effect of prior year non-catastrophe reserve reestimates	(7.8)	(1.6)	(4.5)	(0.4)
Effect of amortization of purchased intangibles	(0.6)	(0.8)	(0.5)	(0.5)
Underlying combined ratio*	96.4	90.4	93.6	84.5

Effect of prior year catastrophe reserve reestimates	(0.1)	—	0.1	(0.7)

Allstate Protection - Auto Insurance	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Combined ratio	117.4	102.3	109.3	92.4
Effect of catastrophe losses	(4.4)	(2.9)	(2.2)	(1.9)
Effect of prior year non-catastrophe reserve reestimates	(8.5)	(1.1)	(4.9)	(0.1)
Effect of amortization of purchased intangibles	(0.5)	(0.7)	(0.5)	(0.5)
Underlying combined ratio*	104.0	97.6	101.7	89.9

Effect of prior year catastrophe reserve reestimates	(0.1)	(0.1)	(0.3)	(0.1)

Allstate Protection - Homeowners Insurance	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Combined ratio	91.2	111.0	94.2	100.2
Effect of catastrophe losses	(14.1)	(38.0)	(21.0)	(29.8)
Effect of prior year non-catastrophe reserve reestimates	(1.8)	(0.6)	(1.2)	(0.2)
Effect of amortization of purchased intangibles	(0.7)	(0.8)	(0.6)	(0.6)
Underlying combined ratio*	74.6	71.6	71.4	69.6

Effect of prior year catastrophe reserve reestimates	0.2	0.1	1.0	(2.3)

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